                Exhibit 99.1

News

For Release November 2, 2004 6:30 a.m. Eastern Time	Contact: Robert Benson ProCyte Corporation (425) 869-1239,X399 irinfo@procyte.com

PROCYTE REPORTS THIRD QUARTER 2004 FINANCIAL RESULTS

THIRD QUARTER PRODUCT SALES INCREASE 40%

Redmond, Wash.—November 2, 2004— ProCyte Corporation (OTCBB: PRCY.OB), today announced financial results for the third quarter and nine months ended September 30, 2004.

Revenues in the third quarter 2004 increased by $514,000 or 19% to $3,236,000 compared to $2,722,000 in the third quarter 2003. Product sales to international distributors, physician customers and product sales into the spa market all combined to increase third quarter 2004 product sales by $765,000 or 40% over the 2003 third quarter.  ProCyte expanded its international distribution network for its skin care and hair care products with the addition of five companies over the past several months which contributed to a 247% or $339,000 increase in international revenue for the third quarter of 2004 as compared to the 2003 third quarter.  Third quarter sales to physicians increased $187,000 or 12% as compared to the 2003 third quarter, reflecting positive reaction to 2004 product introductions.  Sales growth from physicians was slowed somewhat by the series of hurricanes that swept Florida during the 2004 third quarter, however this impact appears to have been temporary as October order levels have returned to expected rates.  Revenue from Neutrogena was $248,000 or 31% lower in the 2004 third quarter as compared to the 2003 third quarter due to the timing of Neutrogena’s production and promotional activities.

Operating expenses in the third quarter 2004 increased by $350,000 or 19% from the third quarter 2003 primarily due to the addition of spa operations and the operating expenses from ProCyte’s former manufacturing facility.  The sale of our manufacturing facility assets for $900,000 in cash was completed on October 22, 2004, eliminating lease and facility operating costs of approximately $120,000 per quarter beginning in November 2004.

Net income before income taxes was $323,000 for the third quarter of 2004, an increase of 24% as compared to $261,000 for the 2003 period.  In compliance with Generally Accepted Accounting Principles, ProCyte’s 2004 third quarter reflects a non-cash provision for income tax expense while in the comparable 2003 period no income tax expense provision was recorded.  Therefore, the third quarter 2004 net income, after a $122,000 provision for income tax expense, was $201,000 or $0.01 per diluted share as compared to net income of $261,000 or $0.02 per diluted share in the 2003 third quarter.

Revenues for the first nine months of 2004 increased by $1,440,000 or 17% compared to 2003.  Product sales increased by 33% to $7,834,000 in the first nine months of 2004, from $5,898,000 for the comparable period of 2003 which was partially offset by a 18% decrease in revenue from Neutrogena.

Operating expenses for the first nine months of 2004 increased $1,102,000 or 18% over the 2003 period. The 2004 amount includes $722,000 related to spa operations and $664,000 for the manufacturing facility expenses and related asset impairment. The 2003 period included $767,000 in Infomercial expenses.

Net income before income taxes was $359,000 for the first nine months of 2004, a decrease of 13% as compared to $414,000 for the comparable 2003 period.  Net income for the first nine months of 2004, after a $137,000 provision for income tax expense was $222,000, or $0.01 per diluted share, compared to net income of $397,000 or $0.02 per diluted share for the same period of 2003, which included no comparable provision for income tax expense. The decrease in net income is due to the effect of including the provision for income tax expenses in the 2004 period and the expenses and impairment charge related to the manufacturing facility incurred during the nine month period ended September 30, 2004.

Our cash position remains positive with a balance of $5,321,000 at September 30, 2004 as compared to $3,796,000 at December 31, 2003. The increase in cash came from a reduction in inventory and accounts receivable balances, an increase in trade accounts payable, the receipt of payment of an employee note and the receipt of a deposit from Neutrogena under a supply agreement.

“We are very encouraged by our product sales results given the business disruption some of our customers suffered as a result of the many hurricanes that hit Florida, one of our larger markets”, said Jack Clifford, President and Chief Executive Officer, “Our financial results for the past quarter and year-to-date have shown strong growth in both U.S. and international product sales.  We are also very pleased that we were able to not only sell the manufacturing assets, but to sell them to a buyer that could take on the facility, relieving ProCyte from the significant ongoing lease and operating expenses for a facility we could not effectively utilize.”

ProCyte will hold a conference call at 4:30 p.m. Eastern Time on Tuesday, November 2, 2004 to discuss the Company’s third quarter 2004 results.  To participate in the conference call, dial 800-260-1153 (confirmation code 87768#) approximately 5 minutes prior to the scheduled start time.  If you are unable to participate, a replay of the call will be available from 7:30 p.m. Eastern Time on Tuesday, November 2 until midnight on Saturday, November 6, by dialing 800-294-1193 and telling the operator that you want to listen to the ProCyte playback.

ProCyte Corporation develops and markets products based on its patented, clinically proven Copper Peptide technology for skin health, hair care and wound care. The Company sells directly to dermatologists, plastic and cosmetic surgeons, spas and salons and through licenses with strategic partners into the consumer market, including its long-term worldwide license agreement with Neutrogena®, a Johnson & Johnson company. ProCyte brands include Neova®, VitalCopper®, Simple Solutions® and AquaSanté® Skin Care products; Complex Cu3® Post-Procedure Skin Care; GraftCyte® Hair Transplant Care; and Tricomin® Advanced Care for Thinning Hair. The Company also has the exclusive physician market distribution rights for Cutanix Corporation’s Quadrinone® technology in the U.S., Canada and Puerto Rico. Additional information is available by visiting the Company’s website at www.procyte.com.

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This release may contain forward-looking statements relating to the research, development, commercialization, production, marketing and distribution of the Company’s products and future operating results, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company’s actual results include its ability to develop, commercialize and produce new products; the market acceptance of existing and potential future products; the availability, cost and timely delivery of materials and services from and performance of third-party suppliers, manufacturers, distributors, licensees and other collaborative partners; the satisfaction of regulatory requirements, and the receipt, timing, terms and conditions of required regulatory approvals.  Reference is made to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and its latest quarterly report on Form 10-Q filed with the Securities and Exchange Commission for a more detailed description of such factors.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Summary Financial Information

(in 000’s except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
Statements of Operations Data:	2004	2003	2004	2003

REVENUES
Product sales	$2,883	$2,286	$9,198	$7,481
Licenses, royalties and other	353	437	942	1,220
Total revenues	3,236	2,723	10,140	8,701

Cost of product sales	756	675	2,774	2,477
Gross Profit	2,480	2,048	7,366	6,224

OPERATING EXPENSES
Marketing & selling	1,091	1,024	3,549	3,237
General, research & administrative	1,055	797	3,203	2,731
Loss on asset impairment	25	—	319	—
Total operating expenses	2,171	1,821	7,071	5,968

INCOME FROM OPERATIONS	309	227	295	256

Interest & other income	14	34	64	159

Net income before tax	323	261	359	415
Income tax provision	122	—	137	18

Net Income	$201	$261	$222	$397

Net income per share
Basic	$0.01	$0.02	$0.01	$0.03
Diluted	$0.01	$0.02	$0.01	$0.02

Shares used in per share computation
Basic	15,807	15,774	15,799	15,761
Diluted	15,954	15,974	16,000	15,973

Balance Sheet Data:	September 30, 2004	December 31, 2003

Cash and cash equivalents	$5,321	$3,796
Accounts receivable, net of allowance	1,317	1,336
Inventory	2,977	2,942
Property and equipment, net	107	541
Intangibles, net	3,198	3,212
Other assets	8,052	8,176
Total Assets	$20,972	$20,003

Total liabilities	$1,491	$785
Stockholders’ equity	19,481	19,218
Total Liabilities and Stockholders’ Equity	$20,972	$20,003